Exhibit 5

Paul, Hastings, Janofsky & Walker LLP
515 South Flower Street
25th Floor
Los Angeles, California 90071

August 8, 2003

Fidelity National Financial, Inc.
601 Riverside Avenue
Jacksonville, California 32204

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

     We have acted as counsel to Fidelity National Financial, Inc., a Delaware corporation (the “Company”) with respect to the preparation and filing of the Registration Statement on Form S-4 of the Company (as it may be amended from time to time, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) on the date hereof in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 15,430,518 shares (the “Shares”) of common stock, par value $0.0001 per share (“Company Common Stock”), of the Company to be issued in connection with the proposed merger of FNIS Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), with and into Fidelity National Information Solutions, Inc., a Delaware corporation (“FNIS”), pursuant to that certain Agreement and Plan of Merger, dated as of July 11, 2003, by and among the Company, Merger Sub, Chicago Title and Trust Company, Inc. (solely for the purpose of Section 5.19 thereof) and FNIS (the “Merger Agreement”).

     In rendering our opinion set forth below, we have examined the Registration Statement, the Merger Agreement, corporate and other records of the Company, certificates of officers of the Company, and such other documents as we have deemed necessary or appropriate. In such examination we have assumed the genuineness of all signatures, the authenticity and accuracy of all corporate records and other documents submitted to us and the conformity to original documents submitted to us as certified or photostatic copies.

     Based on the foregoing and in reliance thereon, and subject to (i) the approval of the Company’s stockholders of an amendment to the Company’s Restated Certificate of Incorporation (the “Amendment”) to increase the authorized shares of Company Common Stock to 250,000,000, as described in the Registration Statement and as required pursuant to the Merger Agreement, and (ii) the filing of such Amendment with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law prior to the issuance of the Shares, we are of the opinion that the Shares will be, upon issuance, duly authorized and, when the Registration Statement has been declared effective by order of the Commission and the Shares have been issued upon the terms and conditions set forth in the

Fidelity National Financial, Inc.

Merger Agreement and in the manner described in the Registration Statement, the Shares will be legally issued, fully paid and nonassessable.

     This opinion is based upon and limited to the Delaware General Corporation Law as it exists on the date hereof, and we assume no responsibility with respect to the matters set forth herein to advise you of any changes in the laws or facts that occur after delivery of this letter.

     We hereby consent to being named in the Registration Statement under the heading “Legal Matters” and to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

PAUL, HASTINGS, JANOFSKY & WALKER LLP